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                                  Exhibit 6.5
                                  -----------

                    MANUFACTURING AND DISTRIBUTION AGREEMENT

This Agreement, dated as of August 10, 1999, is made and entered into by and between Greenlane of South Jersey Inc. ("Greenlane") and NuCycle Therapy, Inc. ("NuCycle").

Recitals

     A. NuCycle owns and is in the process of developing certain hyperaccumulating plant technology including but not limited to the production of enhanced bioavailable mineral health supplements and food ingredients (the "Technology").

     B. Greenlane has facilities and manpower for the manufacturing of commercial products utilizing such technology.

     C. Greenlane and NuCycle wish to work together to commercialize new products for the health supplement and food industry.


     Therefore Greenlane and NuCycle agree as follows:

Section 1. Product Development.

     1.1  General.  GREENLANE and NUCYCLE shall work together in good faith to
     ------------
          develop the Technology into commercial products for the health supplement and food industry.

     1.2  NUCYCLE's Contribution.  NUCYCLE shall furnish expertise, information
     ---------------------------
          Standard Operating Procedures, equipment, know-how and seeds necessary to facilitate the product manufacturing contemplated by this Agreement.

     1.3  GREENLANE's Contribution.  GREENLANE shall furnish manpower,
     -----------------------------
          management and facilities for manufacturing of the contemplated products.

     1.4  Product Ownership.  NUCYCLE shall own all proprietary rights to any
     ----------------------
          products involving the Technology.


Section 2. Distribution and Sales of Products.

     2.1  License.  NUCYCLE hereby grants GREENLANE an exclusive US license to
     ------------
          manufacture nutritional mineral containing plant material solely for NUCYCLE markets in accordance with Section 2 (the "License").

     2.2  Minimums and Compensation.  The parties have agreed to minimum
     ------------------------------
          purchase requirements of _____________/1/ of plant material purchased per month and compensation

_________________________
/1/ Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, the confidential material has been omitted and filed separately with the Securities and Exchange Commission.

          payable to GREENLANE by NUCYCLE of an amount to be negotiated after actual manufacturing costs are determined. Terms are to be Net 30 days.

     2.3  Marketing.  NUCYCLE through it's own marketing efforts will build an
     --------------
       account base for mineral containing plant based nutritional supplements.

     2.4  Warranties of NUCYCLE.  NUCYCLE represents and warrants that NUCYCLE
     --------------------------
          has the proprietary and other rights necessary to produce and sell each Product and to grant the License to GREENLANE.

     2.5  Infringement Indemnity of GREENLANE.  NUCYCLE shall defend GREENLANE
     ----------------------------------------
          against any judicial proceedings based upon infringement by a Product of any proprietary right of any third party. NUCYCLE shall also (i) indemnify GREENLANE against any and all claims, losses, costs, harm, liabilities, damages and expenses (including but not limited to attorney's fees) arising out of or in connection with such infringements, and (ii) in the event such action is settled, pay any amounts agreed to by NUCYCLE in settlement of any claims of such infringement.

     2.6  Indemnity of NUCYCLE.  GREENLANE releases and shall defend, indemnify
     -------------------------
          and hold harmless NUCYCLE from and against any and all claims, losses, costs, harm, liability, damages and expenses (including but not limited to attorney's fees) arising out of any Product manufacturing by GREENLANE. Notwithstanding the foregoing, GREENLANE shall not be required to so defend, indemnity or hold harmless NUCYCLE from any claims, losses, costs, harm, liabilities, damage or expenses arising out of (i) injury to any person or damage to any property caused by or resulting from the negligence of NUCYCLE or (ii) infringement of a third party's proprietary rights.

Section 3. Protection of Proprietary Rights.

GREENLANE acknowledges that the Technology and Technology Products involve valuable patent, trademark, trade secret and other proprietary rights of NUCYCLE. NUCYCLE reserves all such proprietary rights. GREENLANE shall not infringe or violate and shall take appropriate precautions for the protection of such rights. Without limiting the generality of the foregoing, GREENLANE shall not (i) apply for or otherwise attempt to obtain any patent or other proprietary right in the Technology or Technology Product or (ii) authorize or assist any person or entity to do so.

Section 4. Miscellaneous.

     4.1  Excused Performance.  Neither party shall be liable for, or be
     ------------------------
          considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any cause or condition beyond such party's reasonable control (including but not limited to: fire, casualty, storms, flood and acts of God or the elements; court orders; acts, delays and failures to act by civil, military or other governmental authority; strikes, lockouts, labor disputes, riots, insurrection, sabotage and war; breakdown or destruction off or damage or casualty to, any equipment, facilities or the property; unavailable ingredients, materials, supplies, parts, equipment personnel or

                                       2
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          other necessary items, interruption, suspension, curtailment or other disruption of utilities, and acts or omissions of person or entities other than the party in question.

     4.2  Assignment.  The Agreement shall be fully binding upon, inure to the
     ---------------
          benefit of and be enforced by the parties hereto and their respective successors and assigns.

     4.3  Entire Agreement.  This Agreement constitutes the entire agreement and
     ---------------------
          supersedes any and all prior agreements, between GREENLANE and NUCYCLE with regard to the Technology and Products.

     4.4  Nonwaiver.  The failure of either party to insist upon or enforce
     --------------
          strict performance by the other party of any of the provisions of this Agreement or to exercise any right or remedy under this Agreement shall not be construed as a waiver or relinquishment to any extent of that part's right to assert or rely upon any such provisions, rights, or remedies in that or any other instance; rather, the same shall be and remain in full force and effect.

     4.5  Invalid Provisions.  The invalidity or unenforceability of any
     -----------------------
          provision of this Agreement shall not affect the other provisions of this Agreement. This Agreement shall be construed in all respects as if such invalid or unenforceable provision were replaced with a valid and enforceable provision containing terms as similar as possible to the provision replaced.

     4.6  No Partnership.  This Agreement for manufacturing by  GREENLANE of
     -------------------
          Technology and Products shall not be interpreted or construed to create an association, joint venture or partnership between the parties or to impose any partnership obligation or liability upon either party. Neither party is an agent of the other. Neither party has the right to and each party shall not, bind the other party without the other party's prior written consent.

     4.7  Implementation.  Each party shall take such action, including but not
     -------------------
          limited to the execution, acknowledgment and delivery of documents, as the other party may reasonably request for the implementation and continuing performance of this Agreement.

     4.8  Authorized Execution.  The individuals signing below each represent
     -------------------------
          and warrant that (a) they are authorized to execute this Agreement for and on behalf of the party for whom they are signing, (b) such party shall be bound in all respects hereby, and (c) such execution presents no conflict with any other agreement of such party.

     4.9  Counterparts.  This Agreement may be executed in two or more
     -----------------
          counterparts, all of which shall constitute one and the same
          Agreement.


     GREENLANE                                    NUCYCLE
     ---------                                    -------
     Greenlane of South Jersey, Inc.              NuCycle Therapy, Inc.


     By: /s/Eric Eisenhart                     By: /s/Burt D. Ensley
        ------------------------------            ------------------------------
         Eric Eisenhart                            Burt D. Ensley
         President                                 President & CEO

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August 31, 1999

Mr. Eric Eisenhart
Greenlane of South Jersey
184 Lambs Road
Sewell, NJ  08090

Re:  Agreement

Dear Ric:

I would like to take this opportunity to thank you for your efforts over the past few weeks in helping us put together a production facility in such short time. Your insights, enthusiasm, and professionalism are well appreciated.

As per our conversation, Nucycle confirms that Greenlane will perform the following services on our behalf:

1. Begin and complete production of three batches of Selenium product which began on August 30, 1999 and to be completed by September 20, 1999;
2. Batches will consist of approximately ____________/2/ of product on a dry weight basis
3.   Drying of product;
4.   Deliver to processor, pick up from processor;
5.   Store and ship product.

In consideration we agree to pay you _____________/3/ which is to be paid in three installments of ____________./4/ The first two installments are to be paid at the beginning of the production cycle and the last payment will be paid at the completion of the last batch.

Thereafter, we shall evaluate the production process and costs together and determine whether we need to make any adjustments for future productions runs.

Yours truly,

/s/Alexander Baltovski
CFO

Cc:  Mr. Larry Lesnick

_________________________

/2/ Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, the confidential material has been omitted and filed separately with the Securities and Exchange Commission.

/3/ Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, the confidential material has been omitted and filed separately with the Securities and Exchange Commission.

/4/ Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, the confidential material has been omitted and filed separately with the Securities and Exchange Commission.

October 19, 1999

Mr. Eric Eisenhart
Greenlane of South Jersey
184 Lambs Road
Sewell, NJ  08090

Re:  Amendment to Production Agreement

Dear Ric:

As per our recent previous conversation, this letter will amend and extend our agreement of August 31, 1999 as follows:

Nucycle confirms that Greenlane will perform the following services on our behalf:

1. Provide contract services for the production of nutritional products on a per batch basis;
2. Batches will consist of approximately _____________/5/ of selenium and chromium product on a dry weight basis;
3.   Drying of product;
4.   Package, ship or deliver to processor for grinding & blending;
5.   Pick up from processor, and;
6.   Maintain inventory of finished product and ship product as directed.

In consideration we agree to pay you _____________/6/ which is to be paid upon completion of batches. This will equate to approximately _____________/7/ per batch.

Nucycle also agrees to reimburse Greenlane for the purchase of any equipment required in the production process however, Nucycle will retain the ownership of the property.

Nucycle also agrees to provide and or reimburse Greenlane for raw materials of minerals and seeds only.

Burt and I appreciate your efforts to date and we thank you for your enthusiasm and input you have provided to date. We are looking forward with increasing confidence that we will be able to provide a superior product to the marketplace sooner rather than later.

__________________________

/5/ Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, the confidential material has been omitted and filed separately with the Securities and Exchange Commission.

/6/ Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, the confidential material has been omitted and filed separately with the Securities and Exchange Commission.

/7/ Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, the confidential material has been omitted and filed separately with the Securities and Exchange Commission.

Please call if you have any questions or concerns.

Yours truly,

/s/ Alexander Baltovski
CFO